CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2007, relating to the financial statements and financial highlights which appears in the December 31, 2006 Annual Report to Shareholders of Royce Small-Cap Portfolio and Royce Micro Cap Portfolio, comprising Royce Capital Fund, which is also incorporated by reference into such Registration Statement. We also consent to the references to us under the headings “Financial Highlights Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 27, 2007